UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                  I-MANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44973Q103
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]     Rule 13d-1(b)

     [ ]     Rule 13d-1(c)

     [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Van Wagoner Capital Management, Inc. - 94-3235240
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)[ ]
       (SEE INSTRUCTIONS)                                                (b)[X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF        5     SOLE VOTING POWER

      SHARES                -0-
                   -------------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER

     OWNED BY               -0-
                   -------------------------------------------------------------
      EACH            7     SOLE DISPOSITIVE POWER

    REPORTING               4,095,300(1)
                   -------------------------------------------------------------
     PERSON           8     SHARED DISPOSITIVE POWER

      WITH                  -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,095,300(1)
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES (SEE INSTRUCTIONS)                                         [ ]

       Not Applicable
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.1%(1)
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IA
--------------------------------------------------------------------------------

-----------------
(1) The percent ownership calculated is based upon an aggregate of 36,937,089 shares outstanding as of November 7, 2001.

                               Page 2 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

================================================================================
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Van Wagoner Funds, Inc. - 39-1836332, 39-1836333, 94-3256424, 94-3286386
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)[ ]
       (SEE INSTRUCTIONS)                                                (b)[X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
--------------------------------------------------------------------------------
     NUMBER OF        5     SOLE VOTING POWER

      SHARES                3,887,300(1)
                   -------------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER

     OWNED BY               -0-
                   -------------------------------------------------------------
      EACH            7     SOLE DISPOSITIVE POWER

    REPORTING               -0-
                   -------------------------------------------------------------
     PERSON           8     SHARED DISPOSITIVE POWER

      WITH                  -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,887,300(1)
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES (SEE INSTRUCTIONS)                                         [ ]

       Not Applicable
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.5%(1)
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IV
--------------------------------------------------------------------------------

---------------
(1) The percent ownership calculated is based upon an aggregate of 36,937,089 shares outstanding as of November 7, 2001.

                               Page 3 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

Item 1(a).    Name of Issuer:
----------    --------------
              I-many, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:
----------    -----------------------------------------------
              537 Congress Street
              5th Floor
              Portland, Maine  04101-3353

Item 2(a).    Name of Person Filing:
----------    ---------------------

              The persons filing this Schedule 13G are (i) Van Wagoner Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Van Wagoner Funds, Inc., an investment company registered under the Investment Company Act of 1940. Van Wagoner Funds, Inc. includes four portfolios, each with a separate I.R.S. identification number, Van Wagoner Emerging Growth Fund, Van Wagoner Micro-Cap Fund, Van Wagoner Post-Venture Fund and Van Wagoner Technology Fund. Van Wagoner Capital Management, Inc. is the investment adviser to Van Wagoner Funds, Inc. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

Item 2(b).    Address of Principal Business Office or, if none, Residence:
----------    ------------------------------------------------------------

              345 California Street, Suite 2450
              San Francisco, CA  94104

              (for both Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc.)

Item 2(c).    Citizenship:
----------    -----------
              Van Wagoner Capital Management, Inc. is a Delaware corporation.
              Van Wagoner Funds, Inc. is a Maryland corporation.

Item 2(d).    Title of Class of Securities:
----------    ----------------------------
              Common Stock

Item 2(e).    CUSIP Number:
----------    ------------
              44973Q103

                               Page 4 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or
-------       ---------------------------------------------------------
              13d-2(b) or (c), check whether the person filing is a:
              -----------------------------------------------------

              [ ] Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

              [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

              [ ] Insurance company as defined in section 3(a)(19) of the
                  Act (15 U.S.C. 78c).

              |X| Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

              |X| An investment adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E).

              [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

              [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

              [ ] A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

              [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership
-------       ---------

              Van Wagoner Capital Management, Inc.
              ------------------------------------

              (a) Amount Beneficially Owned: 4,095,300*

              (b) Percent of Class: 11.1%

              (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: -0-

                 (ii) shared power to vote or to direct the vote: -0-

                (iii) sole power to dispose or to direct the disposition of:
                      4,095,300

                (iv) shared power to dispose or to direct the disposition of:
                      -0-

------------------------
* Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 3,887,300 shares.

                               Page 5 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

              Van Wagoner Funds, Inc.
              -----------------------

              (a) Amount Beneficially Owned: 3,887,300*

              (b) Percent of Class: 10.5%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 3,887,300

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:
                          -0-

                  (iv) shared power to dispose or to direct the disposition
                        of: -0-

Item 5.       Ownership of Five Percent or Less of a Class.
------        --------------------------------------------

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
------        ---------------------------------------------------------------

              N/A

Item 7.       Identification and Classification of the Subsidiary Which Acquired
------        ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              ------------------------------------------------------------

              N/A

Item 8.       Identification and Classification of Members of the Group.
------        ---------------------------------------------------------
              N/A

Item 9.       Notice of Dissolution of Group.
------        ------------------------------
              N/A


---------------
* Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 3,887,300 shares.


                               Page 6 of 8 Pages

---------------------------
CUSIP No. 44973Q103
---------------------------

Item 10.      Certification.
-------       -------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              Exhibits.
              --------

                 1.      Agreement to file Schedule 13G jointly.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 2002
Date

VAN WAGONER CAPITAL MANAGEMENT, INC.


By: /s/ Garrett R. Van Wagoner
    -------------------------------------
    Garrett R. Van Wagoner, President


VAN WAGONER FUNDS, INC.


By: /s/ Garrett R. Van Wagoner
    -------------------------------------
    Garrett R. Van Wagoner, President


                               Page 7 of 8 Pages